EXHIBIT 99.1



NEWS FROM                                                         ESCO
                                                                  TECHNOLOGIES





For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES SECOND QUARTER RESULTS

     St. Louis, MO, May 13, 2003 - ESCO Technologies Inc. (NYSE: ESE) today reported that net earnings for the fiscal second quarter ended March 31 increased 8 percent to $5.6 million, or $0.43 per share, from $5.2 million, or $0.40 per share in the prior year second quarter. The second quarter fiscal 2003 reported results include two previously disclosed after-tax charges totaling $1.3 million, or $0.10 per share. The after-tax charges include $0.9 million, or $0.07 per share, resulting from the termination of a Manufacturing and Supply Agreement (MSA) with Whatman HemaSure Inc. (Whatman), and $0.4 million, or $0.03 per share, resulting from the Management Transition Agreement (MTA) between the Company and its former Chairman who retired in April 2003.

     Net earnings, excluding the after-tax charges related to the MSA and MTA, increased 34 percent to $6.9 million, or $0.53 per share, compared to the $5.2 million, or $0.40 per share, in the prior year second quarter. The attached financial tables provide a reconciliation of GAAP reported results to the results of operations excluding the MSA and MTA charges.

     Under the terms of the MSA, the Company's termination based on Whatman's breach of contract entitles ESCO to recover its damages and certain specified costs. The parties are involved in settlement discussions and Management believes it will be successful in negotiating a settlement, or otherwise enforcing its contractual rights and expects to recover an amount at least equal to the charge taken in the fiscal second quarter.

     In April 2003, the Company sold its Rantec Power Systems Inc. (Rantec) subsidiary for $6 million plus future consideration. The Rantec financial results, previously reported in the "Other" operating segment, are accounted for as "discontinued operations" at March 31, 2003.

     Sales for the second quarter of fiscal 2003 increased 32 percent to $112.2 million from $85.1 million in the prior year second quarter. Communications segment sales increased 85 percent to $37.8 million as a result of significantly higher shipments of DCSI's Automatic Meter Reading (AMR) equipment. Test

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Add One

segment sales increased 46 percent in the second quarter to $24.3 million due to $2.4 million of sales from the recently acquired acoustic business, additional test chamber sales, and sales from the Company's Asian operations. Filtration segment sales increased 4 percent to $50.1 million primarily as a result of higher product shipments from the Company's Filtertek subsidiary.

     Earnings Before Interest and Taxes (EBIT) from continuing operations for the second quarter of fiscal 2003 were $9.5 million compared to $8.1 million in the comparable prior year quarter. The net increase in EBIT resulted from the profit contributions of the Company's Communications segment. Test segment EBIT increased over the comparable prior year quarter as a result of the significant increase in sales. EBIT in the Filtration segment was impacted in this fiscal year's second quarter by a pretax charge of $1.5 million related to the MSA and the continuing investment in Microfiltration and Separations. The MTA pretax charge of $0.7 million is included in the "Other" segment.

     EBIT, excluding the MSA and MTA, increased during the second quarter of fiscal 2003 to $11.7 million, or 10.4 percent of sales, compared to the $8.1 million, or 9.5 percent of sales, in the prior year. For a reconciliation of EBIT and of EBIT excluding the MSA and MTA, see the attached financial tables.

Six Months Year-to-Date

     Net earnings for the six-month period increased 22 percent to $12.2 million, or $0.93 per share, from $10.0 million, or $0.77 per share in the prior year six-month period. The year-to-date fiscal 2003 reported results include six month year-to-date after-tax charges of $1.7 million, or $0.13 per share related to the MSA and MTA.

     Year-to-date net earnings, excluding the after-tax charges related to the MSA and MTA, increased 39 percent to $13.9 million, or $1.06 per share. The attached financial tables provide a reconciliation of GAAP reported results to the results of operations excluding the MSA and MTA.

     Six months year-to-date sales increased 33 percent to $221.5 million from $166.7 million in the prior year comparable period. Communications segment sales increased 94 percent to $77.4 million as a result of significantly higher shipments of AMR equipment, primarily to PPL. Test segment sales increased by 27 percent in the first six months to $43.9 million due to the revenues from the acoustic business acquisition, additional chamber sales and sales from the Company's recently established Asian operations. Filtration segment sales increased 8 percent to $100.2 million.

     Earnings Before Interest and Taxes (EBIT) from continuing operations for the first six months of fiscal 2003 increased 28 percent to $19.9 million compared to $15.6 million in the comparable prior year period. The net increase in EBIT resulted from the profit contributions of the Company's Communications segment. Test segment EBIT increased slightly, as the contribution from the increased sales was offset by the investments to expand the Company's presence in China and Japan. EBIT in the Filtration segment was
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Add Two

impacted in this year's six-month period by a pretax charge of $1.5 million related to the MSA, the continuing investment in engineering and new product development, and the costs related to establishing a new German sales and support operation. The MTA pretax charge of $1.4 million is included in the "Other" segment.

     EBIT, excluding the MSA and MTA, increased during the first six months of fiscal 2003 to $22.8 million, or 10.0 percent of sales, compared to the $15.6 million, or 9.4 percent of sales, in the prior year six months. For a reconciliation of EBIT and of EBIT excluding the MSA and MTA, see the attached financial tables. New orders in the second quarter and first six months of fiscal 2003 were $102.3 million and $204.4 million, respectively, resulting in a backlog at March 31, 2003 of $268.2 million. These amounts exclude discontinued operations.

     During the first six months of fiscal 2003, the Company generated $10.0 million of free cash flow, defined as "Net Cash Provided by Operating Activities
- Continuing Operations" less "Capital Expenditures - Continuing Operations." For a reconciliation of free cash flow, see the attached financial tables.

     Victor L. Richey, Chairman and Chief Executive Officer, commented, "Notwithstanding the MSA charge related to our dispute with Whatman, our second quarter results in the aggregate were consistent with our expectations. However, the disparity in the contribution between the segments continues to be an issue in the context of meeting our longer-term objectives.

     "In Communications, we are getting excellent results. Our focus continues to be on strengthening the organization and broadening our product offering in order to capitalize on the large and growing market for automatic meter reading equipment.

     "In the Test business, where the economy has presented significant challenges over the past 18 months, our results are improving. The improvement is a product of both a somewhat better market environment and the actions we have taken to reduce our costs. As an additional step to improve our cost and competitive position, we are streamlining our U.K. operations and centralizing the management of our European Test operations. As indicated in the Business Outlook Section of this release, the European consolidation will result in a second half pretax charge of between $0.3 to $0.6 million. The consolidation will be complete in fiscal 2003. These cost savings, coupled with the top line growth we expect from our acoustic's business and recent Asian investments, should position us well for the attainment of our aggregate longer-term objectives in this segment.

     "In Filtration, our results have been below expectations. While I am extremely disappointed by our operating results in Filtration, I am pleased that we concluded an agreement to resolve an intellectual property dispute related to certain filtration products which will result in a pretax gain in the third quarter between $2.1 and $2.3 million and contribute approximately $7.0 million to our third quarter cash flow.


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Add Three

     "With respect to the erosion in our Filtration operating results, and after having completed a thorough review of our operations and investments, I believe that a number of significant steps are warranted to reposition our Filtration business as a significant contributor. In that regard, at our May meeting, the Company's Board of Directors approved Management's proposal to proceed with the closure of our Filtration operation in Puerto Rico. The manufacturing will be moved to existing Filtertek facilities in Hebron, Illinois and Juarez, Mexico. The closure will result in a third quarter charge of $3.0 million to $4.0 million primarily related to writing down the Puerto Rico facility to the appraised value. The cost of effecting the move over the next 12 months is expected to be between $1.5 and $2.0 million. When the closure and relocation is completed in fiscal 2004, we expect this action to result in at least $2.0 million of annual cost savings."

     Mr. Richey continued, "With respect to the investments we have made in Microfiltration and Separations which currently are significantly dilutive to our earnings, my current assessment is that while the long-term prospects may be good, we will be better served by narrowing our focus. To address this issue we are considering a wide range of alternatives to deal with the performance of the Microfiltration and Separations business. The actions being considered may result in a material charge to future earnings.

     "I am certain that when we complete our Filtration initiatives we will see meaningful improvement in the operating results and cash flow. I also continue to believe that a more focused Filtration business with a better cost and competitive position can be a significant contributor to the growth and prosperity of our company.

     "As previously announced, in April we completed the sale of Rantec Power Systems Inc. (Rantec) to a group of investors primarily comprised of Rantec's management. The sale will result in a pretax gain of between $1.5 to $2.0 million in the third quarter. The sale of Rantec will allow key ESCO management personnel to focus more fully on the reorientation of our Filtration business and the development of our best opportunities across the company.

     "I appreciate that what I have outlined is a lot to digest. To clarify the financial impact of these initiatives we have included a table in the Business Outlook section of this release. I also respect that the actions outlined reflect a change in the near-term view of what we thought could be accomplished in Filtration. However, I believe the actions are constructive and support meeting the long-term objectives we have previously communicated.

     "Finally, I want to summarize my view of ESCO today. In Communications, we are getting extraordinary results and have good prospects. In Test, we have excellent positions in our end markets and have largely completed the actions required to deliver sustained profitable growth. In Filtration, we have initiated significant actions to improve the profitability and cash flow and we are reviewing additional steps to address the remaining issues. Taken together, I am convinced that we will meet the mission and deliver continued improvement in shareholder value."

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Add Four

Fiscal 2003 Business Outlook

     Statements contained in the preceding and following paragraphs are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Revenues

     Absent any additional fiscal 2003 acquisitions or divestitures, Management expects year-over-year revenue growth of greater than 20 percent. In the Communications segment, the Company expects revenue growth of greater than 40 percent excluding any contribution from fiscal 2003 AMR system orders from new customers in the Investor Owned Utility (IOU) sector. In the Test segment, we anticipate revenue growth of at least 25 percent, including the sales contribution of the acoustic business acquired December 31, 2002. Filtration segment revenue growth is expected to be in the low to mid-single-digit range.

Second Half Gains / Charges

     As indicated in the Chairman's commentary, the Company expects to incur certain gains and charges throughout the second half of fiscal 2003 related to the following items and events. A summary table is provided below with narrative following the table. The table and the footnotes should be read together. Items
(1), (2) and (3) have been identified in previous communications.

                                       Total    (Second Half) FY 03
 ($ in millions)/Gains (Charges)  Future Pretax  FY03 Pretax Timing  Total Cash
 ------------------------------   ------------   ----------- ------  ----------

 (1)Patent litigation settlement  $5.9 - $6.1    $2.1 - $2.3   Q3   $7.0 - $7.3
 (2)Rantec divestiture            $1.5 - $2.0    $1.5 - $2.0   Q3   $6.0
 (3)Whatman MSA settlement        $1.5 - $2.3    $1.5 - $2.3        $0 -   $0.8
 (4)Puerto Rico facility exit    ($3.0)-($4.0)  ($3.0)-($4.0)  Q3   $4.0 - $5.0
 (5)Puerto Rico severance/move   ($1.5)-($2.0)  ($0.8)-($1.1) Q3/Q4($1.5)-($2.0)
 (6) U.K. Test  move/restructure ($0.3)-($0.6)  ($0.3)-($0.6) Q3/Q4($0.2)-($0.5)
                                 -----  -----   -----  -----   -  ------  -----
     Totals/Ranges               $2.3 - $5.6   ($0.6)- $2.5        $14.5 -$17.4

Note: The table does not include any potential impact of the alternatives being considered to reorient the Microfiltration and Separations business as discussed in the Chairman's commentary.

     (1) During the third quarter, the patent litigation, related to the defense of certain revenue generating patents used in the Company's Filtration / Fluid Flow business, was settled with a $7.3 million cash payment expected to be received by June 30, 2003. For accounting purposes, the pretax gain is calculated as the gross proceeds, less the deferred legal costs incurred by the Company to defend this patent. The net gain is allocated to past and future licensing periods. The remaining unrealized gain will be recognized in pretax income over the remaining eight years of the patent.

     (2) The Rantec gain will be finalized after the post-closing balance sheet is prepared, and the pretax gain will be recognized in the fiscal third quarter of 2003. This gain will be included in discontinued operations. Cash of $6.0 million was received in April at closing. The Company is also entitled to additional consideration based on the future operating results of Rantec.

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Add Five

     (3) Management has initiated litigation against Whatman in order to recover the amount it is entitled to under the terms of the MSA contract. The Company was required to take the $1.5 million pretax charge in the fiscal second quarter related to the buyout of the remaining lease term for manufacturing equipment that was unique to the production of leukocyte filters. In accordance with GAAP, the charge was required because a settlement was not reached before the date of this release. Since the equipment lease buy-out amount has been fully expensed, the proceeds of any settlement or court determined award will be recognized as a pretax gain when the settlement is finalized or litigation is concluded. This item also relates to the Filtration / Fluid Flow operating segment.

     (4) The Puerto Rico facility exit costs include the write-down of the building and equipment from their respective carrying value to their estimated net realizable value. Management expects the building to be sold within the next 18 months. These exit costs will be recognized as a third quarter fiscal 2003 charge in accordance with recently adopted accounting rules related to exit and restructuring costs and will be included in the Filtration / Fluid Flow operating segment.

     (5) The Puerto Rico severance and move costs consist of personnel severance costs including the Company fulfilling its collective bargaining obligations with the Union representing the hourly employees at this location and costs relating to physically moving the manufacturing equipment to its new location and other related costs, and will be recognized as period costs when incurred. Management expects the move to be complete within the next 12 months.

     (6) The U.K. Test move / restructure costs primarily relate to severance, write-offs of leasehold improvements, and moving costs as a result of consolidating a portion of the operating facilities. These costs will be included in the Test operating segment.

Synthetic Lease Obligation

     As previously disclosed in the Company's Form 10-Q for December 31, 2002, the Company has a $31.5 million obligation under a synthetic lease facility arranged by Bank of America. For GAAP purposes, this is accounted for as an operating lease. This obligation is secured by leases of three manufacturing locations, two of which are located in Oxnard, CA (Filtration/Fluid Flow) and the other in Cedar Park, TX, (Test) as well as a $10.6 million letter of credit issued under the Company's $70 million credit facility. The leases expire on December 29, 2005 at which time the Company will be required to extend the leases on terms to be negotiated, purchase the properties for $31.5 million, or refinance the obligation.

     The Financial Accounting Standards Board (FASB) recently issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. The Company is currently reviewing the impact of this new FASB interpretation and the possible consolidation of the synthetic lease obligation.

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Add Six

Upon consolidation, the Company expects to record an after-tax charge reported as a cumulative effect of a change in accounting principle of approximately $1.4 million, or $0.11 per share, during the fiscal 2003 fourth quarter.

Earnings Per Share

     Beyond the items included in the "Second Half Gains / (Charges)" section above, and any charge that might result from the actions outlined in the Chairman's commentary regarding the potential reorientation of the Microfiltration and Separations business, there has been no fundamental change in our aggregate outlook for fiscal 2003.

     Considering the numerous potential gains and charges described above which will impact both the amount and the timing of GAAP reported earnings per share
(EPS) throughout the third and fourth fiscal quarters, and giving consideration to the uncertainties and estimates surrounding the outcome of the final amounts of these items, Management estimates the range of fiscal 2003 GAAP EPS to be between $1.75 to $2.00 per share, including the $0.11 per share after-tax charge reported as a cumulative effect of a change in accounting principle related to the Synthetic Lease, but excluding any charge that might arise from actions taken to reorient the Microfiltration and Separations business.

Conference Call

     The Company will host a conference call today, May 13, 2003, at 9:30 a.m., Central Daylight Time (CDT), to discuss the Company's fiscal 2003 second quarter operating results. A live audio web cast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available today from 12:30 p.m., CDT, until 11:59 p.m., CDT on May 20, 2003. To access the replay, dial 1-888-203-1112 and enter the pass code 334929. In addition, a replay will be available for seven days on the Company's website noted above.

Forward Looking Statements

     Statements in this press release regarding the Company's ability to negotiate a successful settlement and/or enforce the terms of the MSA, statements in the Chairman's comments concerning future closures, consolidations and relocations, the associated costs and resulting savings to be achieved, results to be achieved from future Filtration initiatives, future fiscal 2003 revenues, gains/charges and earnings and other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company's actual results

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Add Seven

in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; the Company's successful exploitation of acquired intellectual property rights; the success of future Filtration initiatives adopted by Management; successful execution of planned facility closures, consolidations and relocations with regard to the Company's Puerto Rico facility and U.K. facility; the impact of FASB
Interpretation No. 46; consolidation of internal operations; integration of recently acquired businesses; delivery delays or defaults by customers;
termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; litigation uncertainty; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

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Add Eight

    ESCO Technologies Inc. and Subsidiaries
    Condensed Consolidated Statements of Operations (Unaudited)
    (Dollars in thousands, except per share amounts)

                                                             Three Months
                                   Three Months Ended            Ended
                                        March 31,              March 31,
                                        --------               --------
                              GAAP             Operational(1)
                              2003       Adj.      2003          2002
                              ----       ----      ----          ----

    Net Sales               $112,197              112,197       85,096

    Cost and Expenses:
      Cost of sales           77,336               77,336       57,022
      SG&A                    22,786     (730)(2)  22,056       19,417
      Interest expense
        (income)                 (23)                 (23)          59
      Other expenses, net      2,559   (1,489)(3)   1,070          585
                               -----   ------ --    -----          ---
        Total costs and
          expenses           102,658              100,439       77,083
                             -------              -------       ------

    Earnings before
      income taxes             9,539               11,758        8,013
    Income taxes               3,879      909(4)    4,788        3,004
                               -----      -----     -----        -----

        Net earnings from
          continuing
          operations           5,660    1,310       6,970        5,009

    Earnings (loss) from
      discontinued operations,
      net of tax (5)             (29)                 (29)         184
                                 ---                  ---          ---

    Net earnings            $  5,631                6,941        5,193
                            ========                =====        =====

    Earnings per share:
        Basic               $   0.45                 0.55         0.42
                            ========                 ====         ====

        Diluted             $   0.43                 0.53         0.40
                            ========                 ====         ====

    Average common shares O/S:
        Basic                 12,627               12,627       12,477
                              ======               ======       ======

        Diluted               13,072               13,072       13,063
                              ======               ======       ======

    (1) Represents results on a comparable operational basis, after the adjustments noted below.

    (2) Excludes the cost of the previously disclosed Management
        Transition Agreement (MTA) between the Company and its former Chairman. (The related tax adj. is $297).

    (3) Excludes the charge of $1,489 resulting from an equipment lease termination related to the previously disclosed Whatman HemaSure Manufacturing and Supply Agreement (MSA) dispute (Filtration segment). (The related tax adj. is $612.) See previous disclosure on page 9 of ESCO's Form 10-Q for the period ended December 31, 2002.

    (4) Represents the tax impact of items (2) and (3) described above.

    (5) Relates to Rantec Power Systems, Inc. (Rantec), which was divested on April 11, 2003 and is classified as "discontinued operations."

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Add Nine

    ESCO Technologies Inc. and Subsidiaries
    Condensed Consolidated Statements of Operations (Unaudited)
    (Dollars in thousands, except per share amounts)

                                                             Six Months
                                    Six Months Ended            Ended
                                        March 31,             March 31,
                                        -------               --------
                              GAAP             Operational(1)
                              2003       Adj.       2003         2002
                              ----       ---        ----         ----

    Net Sales               $221,484              221,484      166,675

    Cost and Expenses:
      Cost of sales          152,462              152,462      112,753
         SG&A                 45,351   (1,411)(2)  43,940       37,412
         Interest expense
          (income)               (78)                 (78)         107
      Other expenses, net      3,727   (1,489)(3)   2,238(5)       874(6)
                               -----   ------       -------        -----
        Total costs and
          expenses           201,462              198,562      151,146
                             -------              -------      -------

    Earnings before
      income taxes            20,022               22,922       15,529
    Income taxes               7,852    1,170(4)    9,022        5,824
                               -----    -------     -----        -----

        Net earnings from
          continuing
          operations          12,170     1,730     13,900        9,705

    Earnings (loss) from
      discontinued operations,
      net of tax (7)              13                  (29)         260
                 --               --                  ---          ---

        Net earnings        $ 12,183               13,871        9,965
                            ========               ======        =====

    Earnings per share:
        Basic               $   0.97                 1.10         0.80
                            ========                 ====         ====

        Diluted             $   0.93                 1.06         0.77
                            ========                 ====         ====

    Average common shares O/S:
        Basic                 12,590               12,590       12,448
                              ======               ======       ======

        Diluted               13,056               13,056       12,993
                              ======               ======       ======

    (1) Represents results on a comparable operational basis, after the adjustments noted below.

    (2) Excludes the cost of the previously disclosed MTA between the Company and its former Chairman. (The related tax adj. is $558).

    (3) Excludes the charge of $1,489 resulting from an equipment lease termination related to the previously disclosed Whatman HemaSure MSA Dispute (Filtration segment). (The related tax adj. is $612.) See previous disclosure on page 9 of ESCO's Form 10-Q for the period ended December 31, 2002.

    (4) Represents the tax impact of items (2) and (3) described above.

    (5) Principal components include the following: $1.0 million of patent and other intangible amortization, and $0.2 million of exit costs incurred in the first fiscal quarter related to the Brooklyn Park, MN facility. (An additional $0.2 million was included in Cost of Sales, for a total charge of $0.4 million to exit the MN facility during the first fiscal quarter.)

    (6) Principal components include the following: $0.6 million of patent and other intangible amortization; $0.3 million of exit costs related to the Company's joint venture in India (Filtration segment); offset by a $0.4 million gain from insurance proceeds related to a former subsidiary.

    (7) Relates to Rantec which was divested on April 11, 2003 and is classified as "discontinued operations."

                                    - more -

Add Ten


    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
    Condensed Business Segment Information
    (Unaudited)
    (Dollars in millions)


                                 Three Months            Six Months
                                Ended March 31,      Ended March 31,
                                ---------------      ---------------
                                2003       2002      2003       2002
                                ----       ----      ----       ----

    Net Sales (Continuing Operations)

    Filtration                 $ 50.1      48.0       100.2      92.4
    Communications               37.8      20.4        77.4      39.8
    Test                         24.3      16.7        43.9      34.5
                                 ----      ----        ----      ----
         Totals                $112.2      85.1       221.5     166.7
                               ======      ====       =====     =====

    EBIT (Continuing Operations)(1)

    Filtration                 $   --(2)    3.1         1.7(2)    5.4
    Communications                8.8       4.9        18.2       9.2
    Test                          1.8       0.9         2.6       2.3
    Other                        (1.1)(3)  (0.8)       (2.6)(4)  (1.3)
                                 ----      ----        ----      ----
         Totals                $  9.5       8.1        19.9      15.6
                               ======       ===        ====      ====


    (1) EBIT is defined as Earnings Before Interest and Taxes and excludes the discontinued operations of Rantec.

    (2) Includes the pre-tax charge of $1.5 million resulting from an equipment lease termination related to the previously disclosed Whatman HemaSure MSA dispute. See previous disclosure on page 9 of ESCO's Form 10-Q for the period ended December 31, 2002. The six month period ended March 31, 2003 includes $0.4 million of costs to exit the Brooklyn Park, MN facility.

    (3) Amount consists of unallocated corporate operating charges, which includes $0.7 million of MTA costs recorded in the second quarter of fiscal 2003.

    (4) Amount consists of unallocated corporate operating charges, which includes $1.4 million of MTA costs recorded in the first six months of fiscal 2003.


                                    - more -

Add Eleven


    ESCO Technologies Inc. and Subsidiaries
    Reconciliation of Non-GAAP Financial Measures (Unaudited)
    (Dollars in thousands)

    EBIT from continuing operations

                           Three Months Ended        Six Months Ended
                                March 31,               March 31,
                                ---------               ---------
                             2003        2002        2003        2002
                             ----        ----        ----        ----

    EBIT                   $ 9,516     $ 8,072     $19,944     $15,636

    Interest expense
      (income)                (23)          59         (78)        107

    Less:  Income taxes      3,879       3,004       7,852       5,824
                             -----       -----       -----       -----

    Net earnings from
    continuing operations  $ 5,660     $ 5,009     $12,170     $ 9,705
                           =======     =======     =======     =======

    EBIT, excluding charges relating to the MSA and MTA

                           Three Months Ended        Six Months Ended
                                March 31,               March 31,
                                ---------               ---------
                             2003        2002        2003        2002
                             ----        ----        ----        ----

    EBIT                   $ 9,516     $ 8,072     $19,944     $15,636

    MSA charge               1,489          --       1,489          --

    MTA charge                 730          --       1,411          --
                               ---        -----      -----       -----

    EBIT, excluding MSA
      and MTA charges      $11,735     $ 8,072     $22,844     $15,636
                           =======     =======     =======     =======

    EBITDA from continuing operations

                            Q2 FY       Q2 FY       YTD FY      YTD FY
                             2003        2002        2003        2002
                             ----        ----        ----        ----

    EBITDA                 $13,443     $10,786     $26,975     $21,484

    Interest expense
      (income)                 (23)         59         (78)        107

    Less: Income taxes       3,879       3,004       7,852       5,824

    Less: Depreciation       2,795       2,411       5,420       5,228

    Less: Amortization       1,132         303       1,611         620
                             -----         ---       -----         ---

    Net earnings from
    continuing operations  $ 5,660     $ 5,009     $12,170     $ 9,705
                           =======     =======     =======     =======

                                    - more -

Add Twelve


    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
    Condensed Consolidated Balance Sheets
    (Dollars in thousands)


                                              March 31,   September 30,
                                                2003           2002
                                                ----           ----
                                            (Unaudited)
    Assets
    Cash and cash equivalents                 $ 29,657      $ 25,160
    Accounts receivable, net                    78,034        67,347
    Costs and estimated earnings on
      long-term contracts                        4,793         2,951
    Inventories                                 63,464        50,991
    Current portion of deferred tax assets      20,038        22,796
    Other current assets                         7,511         8,500
                                                 -----         -----
         Total current assets                  203,497       177,745

    Property, plant and equipment, net          68,443        66,254
    Goodwill                                   105,078       103,283
    Deferred tax assets                         24,062        26,950
    Other assets                                26,077        26,219
    Assets from discontinued operations (1)      6,951         7,501
                                                 -----         -----
                                              $434,108      $407,952
                                              ========      ========


    Liabilities and Shareholders' Equity
    Short-term borrowings and current
      maturities of long-term debt            $     67      $    121
    Other current liabilities                   77,181        67,357
                                                ------        ------
      Total current liabilities                 77,248        67,478
    Other liabilities                           24,271        24,313
    Long-term debt                               8,086         8,277
    Liabilities from discontinued
      operations (1)                             1,877         1,956
    Shareholders' equity                       322,626       305,928
                                               -------       -------
                                              $434,108      $407,952
                                              ========      ========

    (1) Relates to Rantec, which was divested on April 11, 2003 and is classified as "discontinued operations."

                                    - more -

Add Thirteen


    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF CASH FLOWS
    (Unaudited)
    (Dollars in thousands)

                                                          Six Months
                                                            Ended
                                                           March 31,
                                                             2003
                                                             ----
    Cash flows from operating activities:
      Net earnings                                        $ 12,183
      Adjustments to reconcile net earnings to net
       cash provided by operating activities:
         Depreciation and amortization                       7,031
         Changes in operating working capital               (8,843)
         Effect of deferred taxes                            2,888
         Other                                               2,683
                                                             -----
          Net cash provided by operating
            activities-continuing operations                15,942
          Net cash used by discontinued operations(1)         (329)
                                                              ----
          Net cash provided by operating activities         15,613
                                                            ------
    Cash flows from investing activities:
      Capital expenditures - continuing operations          (5,899)
      Acquisition of businesses                             (5,364)
      Capital expenditures of discontinued operations (1)     (119)
                                                              ----
      Net cash used by investing activities                (11,382)
                                                           -------
    Cash flows from financing activities:
      Net decrease in short-term borrowings                    (54)
      Proceeds from long-term debt                               0
      Principal payments on long-term debt                    (626)
      Other                                                  1,014
                                                             -----
        Net cash provided by financing activities              334
                                                               ---
    Net increase in cash and cash equivalents -
      continuing operations                                  4,565
    Net decrease in cash and cash equivalents -
      discontinued operations(1)                               (68)
    Cash and cash equivalents, beginning of period          25,160
                                                            ------
    Cash and cash equivalents, end of period              $ 29,657
                                                          ========

    Changes in Working Capital(2):
    Accounts Receivable                                   $ (9,648)
    Costs and Estimated Earnings on Long-Term
      Contracts/Inventories                                (13,205)
    Accounts Payable/Accruals                               10,168
    Other Current Assets/Other Current Liabilities           3,842
                                                             -----
                                                          $ (8,843)
                                                          ========

    (1) Relates to Rantec, which was divested on April 11, 2003 and is classified as "discontinued operations."

    (2)  Includes the impact of fiscal 2003 acquisitions.

                                    - more -

Add Fourteen


    ESCO Technologies Inc. and Subsidiaries
    Reconciliation of Non-GAAP Financial Measures (Unaudited)
    (Dollars in thousands)

    Free Cash Flow(1)
                                                          Six Months
                                                          ----------
                                                        Ended March 31,
                                                        ---------------
                                                             2003
                                                             ----

    Net cash provided by operating activities -
      continuing operations                                $15,942

    Less: Capital Expenditures - continuing operations       5,899
                                                             -----

    Free cash flow                                         $10,043
                                                           =======

    (1)  Excludes the discontinued operations of Rantec.

                                    - more -

Add Fifteen


    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
    Other Selected Financial Data
    (Unaudited)
    (Dollars in thousands)

    Backlog And Entered
    -------------------
    Orders-Q2 FY 2003     Filtration  Comm.     Test    Other    Total
    -----------------     ----------  -----     ----    -----    -----
    Beginning Backlog-
      12/31/02             $ 86,740  155,751   35,622   7,602   285,715
    Entered Orders           52,829   22,202*  27,254      --   102,285
    Sales                   (50,048) (37,832)*(24,317)     --  (112,197)
    Less: Discontinued
      Operations                 --       --       --  (7,602)   (7,602)
                               ----      ----    ----  ------    ------
    Ending Backlog-
      3/31/03              $ 89,521  140,121   38,559      --   268,201
                           ========  =======   ======   =====   =======

    Backlog And Entered
    -------------------
    Orders-YTD FY 2003     Filtration  Comm.    Test    Other    Total
    ------------------     ----------  -----    ----    -----    -----
    Beginning Backlog-
      9/30/02              $ 80,305  170,668   34,315   7,957   293,245
    Entered Orders          109,416   46,804*  48,177      --   204,397
    Sales                  (100,200) (77,351)*(43,933)     --  (221,484)
    Less: Discontinued
      Operations                 --       --       --  (7,957)   (7,957)
                              -----    -----     -----  -----     -----
    Ending Backlog-
      3/31/03              $ 89,521  140,121   38,559      --   268,201
                           ========  =======   ======   =====   =======

                             Q2 FY 2003    Q2 FY   YTD FY 2003  YTD FY
                              Entered       2003     Entered     2003
   *Communications Recap:      Orders      Sales     Orders    Sales
    ---------------------      ------      -----     ------    -----
    AMR Products (DCSI)       $ 19,521     35,124     41,101    71,567
    SecurVision Video
      Security (Comtrak)         2,681      2,708      5,703     5,784
                                 -----      -----      -----     -----
         Total                  22,202     37,832     46,804    77,351
    Sales to PPL                     0    (15,196)         0   (37,827)
                                ------    -------     ------   -------
      Excluding PPL           $ 22,202     22,636     46,804    39,524
                              ========     ======     ======    ======

    EBITDA(Continuing
      Operations)(1)           Q2 FY       Q2 FY      YTD FY    YTD FY
                                2003        2002       2003      2002
                                ----        ----       ----      ----

      EBIT                    $  9,516      8,072     19,944    15,636
      Depreciation               2,795      2,411      5,420     5,228
      Amortization               1,132        303      1,611       620
                                 -----        ---      -----       ---
      EBITDA                  $ 13,443     10,786     26,975    21,484
                              ========     ======     ======    ======

    (1)  Excludes Rantec in all periods presented.

    PP&E (Continuing           YTD FY
    ----------------
      Operations)               2003
      ----------                ----

    Beginning Balance-9/30/02 $ 66,254
    Capital Expenditures         5,899
    Depreciation                (5,420)
    Acquisitions                 1,327
    Other                          383
                                ------
    Ending Balance-3/31/03    $ 68,443
                              ========

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